EXHIBIT (a)(5)(iii)

         [LETTERHEAD OF KCSA Public Relations Worldwide]


FOR:           AMREP CORPORATION
               641 Lexington Avenue
               New York, NY  10022

CONTACT:       Mohan Vachani
               Senior Vice President and
               Chief Financial Officer
               (212) 705-4700
               (212) 705-4740 (fax)

KSCA           Joseph A. Mansi
CONTACT:       (212) 896-1205 (phone)
               (212) 697-0910 (fax)
               jmansi@kcsa.com
               www.kcsa.com


                                      FOR IMMEDIATE RELEASE
                                      ---------------------

               AMREP CORPORATION ANNOUNCES FINAL RESULTS
                      OF SELF-TENDER OFFER
               -----------------------------------------


New York, June 12, 2000 -- AMREP Corporation (NYSE:AXR) today announced the final results of its Dutch Auction self-tender offer to purchase shares of its common stock. The offer expired June 6, 2000 at 5 p.m. New York City time.

AMREP commenced the tender offer for up to 725,000 shares of its common stock on May 4, 2000, at a price range of $5.25 to $7.00 per share. Based on a final count by The Bank of New York, the depositary for the offer, 587,654 shares were properly tendered and not withdrawn at prices at or below $7.00 per share. AMREP has accepted for purchase at a price of $7.00 per share all such shares tendered.

AMREP has deposited the purchase price with The Bank of New
York, and that firm is in the process of making payment for shares purchased through the tender offer. AMREP now has 6,652,696 shares of common stock outstanding, or approximately 8.1 percent fewer shares than were outstanding at the commencement of the offer on May 4, 2000.

The information agent for the offer was D.F. King & Co., Inc.

AMREP's subsidiary, AMREP Southwest Inc., is a leading developer of real estate in New Mexico, and its Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

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This release and prior releases are available on the KCSA
Public Relations Worldwide website at www.kcsa.com.